KOHL'S CORPORATION REPORTS JUNE COMPARABLE STORE SALES

MENOMONEE FALLS, WI, -- (Business Wire) - July 8, 2010 -- Kohl's Corporation (NYSE: KSS) reported today that total sales for the five-week month ended July 3, 2010 increased 9.1 percent over the five-week month ended July 4, 2009. On a comparable store basis, sales increased 5.9 percent.

For the year-to-date period, total sales increased 9.6 percent and comparable store sales increased 6.2 percent.

Kevin Mansell, Kohl's chairman, president and chief executive officer, commented, "As expected, we reported stronger sales early in the month as the Memorial Day holiday fell in fiscal June this year. We continue to be pleased with E-commerce sales which were better than planned for the month and have increased almost 50 percent over 2009 year-to-date."

From a regional perspective, the West and Southeast regions continued their strong year-to-date trends. The Northeast and Mid-Atlantic regions benefited from favorable weather and also outperformed the company. From a line of business perspective, Footwear and Mens achieved the strongest comparable store sales performance during the month.

	Fiscal Period Ended		% Change
	July 3,	July 4,	All	Comp
	2010	2009	Stores	Stores
	($ in millions)
June	$ 1,605	$ 1,471	9.1%	5.9%
Quarter-to-date	2,943	2,726	8.0	4.8
Year-to-date	6,978	6,365	9.6	6.2

The Company operates 1,067 stores in 49 states, compared to 1,022 in 49 states at the same time last year.

Comments regarding the Company's sales results will be provided in a pre-recorded telephone message, which will be available for 36 hours, from 8:30 AM EDT on Thursday, July 8, until 8:30 PM EDT on Friday, July 9, 2010. The toll-free, dial-in number for the replay is (888) 360-2596. (No pass code is required.)

About Kohl's

Based in Menomonee Falls, Wis., Kohl's (NYSE: KSS) is a family-focused, value-oriented specialty department store offering moderately priced, exclusive and national brand apparel, shoes, accessories, beauty and home products in an exciting shopping environment. By the end of September, Kohl's will operate 1,089 stores in 49 states with a commitment to environmental leadership. In support of the communities it serves, Kohl's has raised more than $150 million for children's initiatives nationwide through its Kohl's Cares® cause merchandise program, which operates under Kohl's Cares, LLC, a wholly-owned subsidiary of Kohl's Department Stores, Inc. For a list of store locations and information, or for the added convenience of shopping online, visit www.kohls.com.

Investor Relations: Wes McDonald, Chief Financial Officer, (262) 703-1893

Media: Vicki Shamion, Vice President - Public Relations, (262) 703-1464